Exhibit 10.23

To	Holders of Performance-Based Options and Restricted Stock Units
Subject	Amendment of Equity Award Performance Vesting Criteria	Date	October , 2015

You are receiving this notice because you hold outstanding performance-based stock options and restricted stock units (collectively, “Equity Awards”) granted under the Georgia Holdings, Inc. Management Equity Plan (the “Equity Plan”), pursuant to your applicable nonqualified stock option grant certificate(s) and restricted stock unit grant certificate(s) (collectively, “Grant Certificates”).

As you know, a portion of your Equity Awards is subject to vesting based on the achievement of certain performance targets, which are set forth on Exhibit A to your stock option Grant Certificate.

The Compensation Committee (the “Committee”) of the Board of Directors of McGraw-Hill Education, Inc. (the “Company”) has decided to make two changes to the performance conditions of your Equity Awards:

(1)	Your performance targets have been adjusted to reflect the Company’s recent divesture of the assets comprising the custom state assessment and shelf businesses of CTB.

The performance targets applicable to the performance-based vesting portion of your Equity Awards are hereby amended as shown in the tables on Annex A attached hereto.

For your reference, the last page of this memorandum shows, in red, the performance targets in effect prior to the adjustment. Those targets are no longer in effect.

(2)	You will have a special vesting opportunity for fiscal year 2015 in connection with the Company’s anticipated IPO.

The performance-based vesting portion of your Equity Awards that is eligible to vest in respect of fiscal year 2015 will become immediately vested upon the earliest of any of the following occurrences (each, an “IPO Vesting Date”), subject to your continued employment in active service by the Company or one of its Affiliates through the applicable IPO Vesting Date:

(a)	an IPO (as defined in the Equity Plan) occurs on or prior to March 31, 2016 and the “Enterprise Value” (as defined on Annex B attached hereto) of the Company determined as of the effective date of the IPO is equal to or greater than ;

(b)	an IPO occurs on or prior to March 31, 2016 and the Enterprise Value of the Company for 30 consecutive trading days during the six-month period following the IPO is equal to or greater than ;

(c)	an IPO occurs after March 31, 2016 but on or before March 31, 2017, and the Enterprise Value of the Company determined as of the effective date of the IPO is equal to or greater than ; or

(d)	an IPO occurs after March 31, 2016 but on or before March 31, 2017, and the Enterprise Value of the Company determined for 30 consecutive trading days during the six-month period following the IPO is equal to or greater than .

As used herein, “effective date of the IPO” means the effective date of the closing of the IPO.

This special vesting opportunity applies only to the performance-based vesting portion of your Equity Awards that is eligible to vest in respect of fiscal year 2015, and will apply independent of the achievement of the EBITDA and Free Cash Flow targets for such year. This means that, if the Enterprise Value of the Company set forth in (a), (b), (c) and/or (d) above is achieved, the performance-based vesting portion of your Equity Awards that is eligible to vest in respect of fiscal year 2015 will vest regardless of whether the EBITDA and Free Cash Flow targets for 2015 are achieved.

* * * *

Your Equity Awards are hereby amended to reflect the foregoing changes. Except as expressly provided above, the terms of your Grant Certificates are unaffected and remain in full force and effect.

Please contact Elizabeth Gambino or me with any questions.

ANNEX A

PERFORMANCE TARGETS

ANNEX B

DEFINITION OF ENTERPRISE VALUE

“Enterprise Value” shall mean the sum of Market Capitalization, Interest-Bearing Debt, Minority Interest and Preferred Stock, minus Excess Cash.

(i)	“Market Capitalization” means Share Price (defined below) multiplied by the number of shares outstanding as of the date of determination (i.e., the effective date of the closing of the IPO or the applicable trading date).

(ii)	“Share Price” means, with respect to any date of determination, the closing sale price of a Share as reported on the NYSE composite transactions reporting system for such date of determination. For greater clarity:

(x)	For purposes of determining the Enterprise Value achieved as of the effective date of the IPO, the “Share Price” used shall equal the closing sale price of a Share as reported on the NYSE composite transactions reporting system for the effective date of the IPO.

(y)	For purposes of determining the Enterprise Value achieved for 30 consecutive trading days, the Enterprise Value for any such trading day shall be calculated using a “Share Price” equal to the closing sale price of a Share as reported on the NYSE composite transactions reporting system for such trading day. The Enterprise Value will be considered achieved for 30 consecutive trading days if each trading day within such 30-day period achieves the targeted Enterprise Value.

(iii)	“Interest-Bearing Debt” means, as of the date of determination, liabilities on the Company’s balance sheet which are subject to interest accrual, including bank loans and corporate bonds.

(iv)	“Minority Interest” means the value of any portion of a subsidiary company that is not owned by the Company.

(v)	“Preferred Stock” means the value of any preferred stock of the Company, $0.01 par value, issued and outstanding on the date of determination.

(vi)	“Excess Cash” means, as of the date of determination, the cash and cash investments on the company’s balance sheet.

The calculation of Enterprise Value shall be performed by the Company, and the Committee shall review and certify in writing (which may be in the form of minutes of a meeting of the Committee or a Unanimous Written Consent of the Committee) whether the relevant Enterprise Value level has been achieved.